Exhibit 10.15

SEVERANCE AGREEMENT

This Severance Agreement (the “Agreement”) is entered into by and between Greg Schafer (“you” or “your”) and the Company. This Agreement has an effective date of July 31, 2014 (the “Effective Date”). The Board has authorized the Company to enter into this Agreement in order for you to become a Covered Employee (as defined in the Plan) and participant in the Plan as provided by the Plan. This Agreement is the Severance Agreement described in the Plan and this Agreement enumerates the Plan benefits that may be provided to you as a Covered Employee as referenced in Section II of the Plan. All provisions of this Agreement are subject to and governed by the terms of the Plan. In the event of any conflict in terms between the Plan and this Agreement, the terms of the Plan shall prevail and govern.

In consideration of the mutual covenants and promises made in this Agreement, you and the Company agree as follows:

1. Certain Definitions. In addition to terms defined elsewhere herein or in the Plan, the following terms have the following meanings when used in this Agreement provided however that if you have a written employment agreement with the Company (that is still effective as of the Termination Date) which expressly includes defined terms that expressly are different from and/or conflict with the defined terms contained in this Agreement then the defined terms contained in such employment agreement shall govern and shall supersede the definitions provided in this Agreement.

(a) “Affiliate” shall mean any entity if the Company and/or one or more Subsidiaries own 50% or more of the total combined voting power of such entity. An entity that attains the status of an Affiliate on a date after the adoption of the Plan shall be considered an Affiliate commencing as of such date.

(b) “Base Pay” shall mean your annual base salary rate as of immediately before the Termination Date (but disregarding any reduction in Base Pay that constituted Good Reason).

(c) “Board” shall mean the Company’s Board of Directors.

(d) “Bonus” shall mean your annual bonus opportunity for the Fiscal Year.

(e) “Cause” shall mean the occurrence of one or more of the following:

(i) your conviction of, or plea of nolo contendere to, any felony or to any crime or offense causing substantial harm to the Company or its Affiliates or involving acts of theft, fraud, embezzlement, moral turpitude or similar conduct;

(ii) your repeated intoxication by alcohol or drugs during the performance of your duties in a manner that materially and adversely affects your performance of such duties;

(iii) malfeasance in the conduct of your duties, including, but not limited to (A) willful and intentional misuse or diversion of funds of the Company or its Affiliates, (B) embezzlement, (C) fraudulent or willful and material misrepresentations or concealments on any written reports submitted to the Company or its Affiliates, or (D) any unauthorized use or disclosure of any confidential information or trade secrets of the Company or any Affiliate;

(iv) your material violation of any provision of an agreement between you and the Company; or

(v) your material failure to perform the duties of your employment or engagement or material failure to follow or comply with the reasonable and lawful written directives of the Board or the Chief Executive Officer of the Company or with the written employment policies of the Company.

At all times prior to a Change in Control, Cause shall be determined by the Plan Administrator in its sole discretion. If you are terminated for Cause at any time within 12 months following a Change in Control, you will be provided with written notice from the Company describing the conduct forming the basis for the alleged Cause and to the extent curable as determined by the Plan Administrator in its good faith discretion, an opportunity of 15 days to cure such conduct before the Company may terminate you for Cause. If the Plan Administrator determines that the Cause event is curable, you may during this 15 day period present your case to the full Board before any termination for Cause is finalized by the Company. Any termination for “Cause” will not limit any other right or remedy the Company may have under this Agreement or otherwise.

(f) “Change in Control” shall mean one or more of the following: (i) the consummation of the acquisition by any entity, person, or group (other than the Company, an Affiliate, or an employee benefit plan maintained by the Company or any Affiliate) of beneficial ownership of the capital stock of the Company representing more than 50% of the outstanding voting stock of the Company; or (ii) the consummation of a transaction requiring stockholder approval for the acquisition of the Company by the purchase of stock or assets, or by merger, or otherwise. For purposes of this Agreement, only the first Change in Control occurring after the Effective Date will be a “Change in Control.”

(g) “COBRA” shall mean the Consolidated Omnibus Budget Reconciliation Act of 1985.

(h) “Code” shall mean the Internal Revenue Code of 1986, as amended.

(i) “Company” shall mean Aduro BioTech, Inc., a Delaware corporation, and shall include any successor company following a Change in Control.

(j) “Disability” shall mean permanent and total disability as defined in Section 22(e)(3) of the Code, or, if required by applicable law, the inability in the opinion of a qualified physician acceptable to the Company, to perform the major duties of your position with the Company or an Affiliate because of your physical or mental impairment.

(k) “Employee Benefits” shall mean any Company group health plan(s) that you were participating in as of immediately before your Termination Date and for which you are eligible to continue coverage under COBRA. For avoidance of doubt, Employee Benefits shall without limitation not include contributions made by the Company to any retirement plan, pension plan or profit sharing plan for the benefit of you in connection with amounts earned by you.

(l) “Equity Awards” shall mean your Company equity compensation awards (including without limitation your Company stock options) that are outstanding as of your Termination Date.

(m) “Fiscal Year” shall mean the Company’s fiscal year in which the Termination Date occurs.

(n) “Good Reason” shall mean that any one or more of the following events have occurred without your written consent. This “Good Reason” definition and process is intended to comply with the safe harbor provided under Treasury Regulation Section 1.409A-1(n)(2)(ii) and shall be interpreted accordingly.

(i) You have incurred a material diminution in your responsibilities, duties or authority;

(ii) You have incurred a material diminution in your Base Salary; or

(iii) A relocation of the Company’s principal place of business such that you are assigned to primarily work at a location that is more than 50 miles away from Berkeley, California.

You may resign your employment from the Company for “Good Reason” within ninety (90) days after the date that any one of the “Good Reason” events described in subparts (i) through (iii) of Section 1(n) above has first occurred without your written consent. Your resignation for Good Reason will only be effective if the Company has not cured or remedied the Good Reason event within 30 days after its receipt of your written notice (such notice shall describe in detail the basis and underlying facts supporting your belief that a Good Reason event has occurred). Such notice of your intention to resign for Good Reason must be provided to the Company within 45 days of the initial existence of a Good Reason event. Failure to timely provide such written notice to the Company or failure to timely resign your employment for Good Reason means that you will be deemed to have consented to and waived the Good Reason event. If the Company does timely cure or remedy the Good Reason event, then you may either resign your employment without Good Reason or you may continue to remain employed on an at-will basis.

(o) “Percentage” shall mean the percentage that is equal to the quotient of (i) the number of days in the Fiscal Year that had elapsed as of the Termination Date (and including the Termination Date) divided by (ii) 365 (or 366 if such Fiscal Year is a leap year).

(p) “Plan” shall mean the Aduro BioTech, Inc. Severance Plan, as may be amended by the Company.

(q) “Qualifying Termination” means that you experienced a Separation from Service from the Company due to your employment being terminated either because the Company terminated your employment without Cause or because you resigned your employment for Good Reason in accordance with this Agreement. For avoidance of doubt, a Separation from Service due to your death or Disability shall not constitute a Qualifying Termination.

(r) “Separation from Service” has the same meaning provided to such term under Code Section 409A.

(s) “Subsidiary” means any entity (other than the Company) in an unbroken chain of entities beginning with the Company, if each of the entities other than the last entity in the unbroken chain owns equity possessing fifty percent (50%) or more of the total combined voting power of all classes of equity in one of the other entities in such chain. An entity that attains the status of a Subsidiary on a date after the adoption of the Plan shall be considered a Subsidiary commencing as of such date.

(t) “Termination Date” shall mean your last day of employment with the Company or Affiliates and where such termination also was a Separation from Service.

2. Consequences of Qualifying Termination of Employment. As of your Termination Date, you shall be paid for your accrued but unpaid salary and vacation, earned unpaid bonuses for a previously completed performance period, and unreimbursed valid business expenses that were submitted in accordance with Company policies and procedures. In addition, you will be eligible to receive any vested benefits pursuant to the express terms of any applicable Company-sponsored employee benefit plan or arrangement. If, and only if, you experience a Qualifying Termination, then the following subsections in this Section 2 shall also apply.

(a) Base Pay Continuation. The Company will provide to you Base Pay continuation cash payments that in the aggregate equal fifty percent of Base Pay. Except as provided below with respect to the first payment installment, the cash payments provided by this Section 2(a) shall be paid to you in substantially equal monthly installments over the six (6) month period following the Termination Date. The first installment shall be paid to you on the sixtieth (60th) day after the Termination Date and the amount of this first payment will equal two months of Base Pay.

(b) Pro-Rated Bonus. The Company will pay you, on the sixtieth (60th) day after the Termination Date, a one-time cash lump sum payment that is equal to the product of your target Bonus for the Fiscal Year multiplied by the Percentage.

(c) Equity Compensation. Subject to the next sentence, upon your Termination Date, your then unvested Equity Awards shall become vested and exercisable on an accelerated basis as if your Termination Date had occurred six (6) months later. However, if your Termination Date occurs during the time period commencing on the closing date of a Change in Control and ending on the first anniversary of such Change in Control, then all of your then unvested Equity Awards shall become vested and exercisable on an accelerated basis on your Termination Date.

(d) Employee Benefits. For the six (6) month period commencing with the first day of the month following the month of the Termination Date, if you timely elect to continue your Employee Benefits under COBRA, then the Company shall continue to provide to you all Employee Benefits which were received by, or with respect to, you as of immediately before the Termination Date, at the same expense to you as of immediately before the Termination Date subject to immediate cessation if you become eligible for other employee benefits coverage in connection with new employment. The time period during which you are receiving continuation of the Employee Benefits shall be considered part of your COBRA coverage entitlement period. You shall provide at least five business days advance written notice to the Company informing the Company when you become eligible for other employee benefits in connection with new employment. In addition, if periodically requested by the Company, you will provide the Company with written confirmation that you have not become eligible for other employee benefits. If it becomes unreasonable for the Company to continue to pay for this coverage for you (or imposes adverse tax consequences on you) because of changes in applicable law then the Company shall make the premium payments to you on an after-tax basis. The payments under this subsection (d) shall immediately cease once you are offered other group health insurance coverage.

(e) Release. As a condition to receiving (and continuing to receive) the payments provided in Section 2(a) through 2(d), you must: (i) within not later than forty-five (45) days after your

Termination Date, execute (and not revoke) and deliver to the Company a separation agreement and general release of all claims in substantially the form (or as may be reasonably modified by the Company in good faith and in its reasonable discretion) attached as Exhibit A hereto (the “Separation Agreement”) and (ii) remain in full compliance with both the Separation Agreement and also the provisions of Section 8 below.

3. Assignability; Binding Nature. Commencing on the Effective Date, this Agreement will be binding upon you and the Company. This Agreement may not be assigned by you except that your rights to compensation and benefits hereunder, subject to the limitations of this Agreement, may be transferred by will or operation of law. No rights or obligations of the Company under this Agreement may be assigned or transferred except in the event of a merger or consolidation in which the Company is not the continuing entity, or the sale or liquidation of all or substantially all of the assets of the Company provided that the assignee or transferee is the successor to all or substantially all of the assets of the Company and assumes the Company’s obligations under this Agreement contractually or as a matter of law. The Company will require any such purchaser, successor or assignee to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform if no such purchase, succession or assignment had taken place. Your rights and obligations under this Agreement shall not be transferable by you by assignment or otherwise provided, however, that if you die, all amounts then payable to you hereunder shall be paid in accordance with the terms of this Agreement to your devisee, legatee or other designee or, if there be no such designee, to your estate.

4. Governing Law. This Agreement is governed by the Employee Retirement Income Security Act of 1974, as amended, and, to the extent applicable, the laws of the State of California, without reference to the conflict of law provisions thereof.

5. Taxes. The Company shall have the right to withhold and deduct from any payment or benefit hereunder any federal, state or local taxes of any kind required by law to be withheld with respect to any such payment or benefit. The Company (including without limitation the Plan Administrator and members of the Board) shall not be liable to you or other persons as to any unexpected or adverse tax consequence realized by you and you shall be solely responsible for the timely payment of all taxes arising from this Agreement that are imposed on you. This Agreement is intended to comply with the applicable requirements of Code Section 409A and shall be limited, construed and interpreted in a manner so as to comply therewith. Each payment made pursuant to any provision of this Agreement shall be considered a separate payment and not one of a series of payments for purposes of Code Section 409A. While it is intended that all payments and benefits provided under this Agreement to you will be exempt from or comply with Code Section 409A, the Company makes no representation or covenant to ensure that the payments under this Agreement are exempt from or compliant with Code Section 409A. The Company will have no liability to you or any other party if a payment or benefit under this Agreement is challenged by any taxing authority or is ultimately determined not to be exempt or compliant. In addition, if upon your Termination Date, you are then a “specified employee” (as defined in Code Section 409A), then solely to the extent necessary to comply with Code Section 409A and avoid the imposition of taxes under Code Section 409A, the Company shall defer payment of “nonqualified deferred compensation” subject to Code Section 409A payable as a result of and within six (6) months following your Termination Date until the earlier of (i) the first business day of the seventh month following your Termination Date or (ii) ten (10) days after the Company receives written confirmation of your death. Any such delayed payments shall be made without interest. If (a) any or all of the payments and benefits under this Agreement would otherwise constitute “parachute payments” as defined under Code Section 280G and (b) the Company in its discretion elects to solicit its stockholders for their approval of putative parachute payments in accordance with Treasury Regulation Section 1.280G-1 Q&A 6, 7, then such payments and benefits shall be conditioned upon and subject to such stockholder approval and you shall cooperate with the Company in such solicitation including without limitation timely executing any required waivers of compensation.

6. No Change in At-Will Status. Your employment with the Company is and shall continue to be at-will, as defined under applicable law. If your employment terminates for any reason, you shall not be entitled to any payments, benefits, damages, awards or compensation other than as provided by this Agreement or required by applicable law, or as may otherwise be established under the Company’s then existing employee benefit plans or policies at the time of termination. Nothing in this Agreement modifies your at-will employment status and either you or the Company can terminate the employment relationship at any time, with or without Cause.

7. Entire Agreement. Except as otherwise specifically provided in this Agreement, the Plan and this Agreement (and the agreements referenced herein) contain all the legally binding understandings and agreements between you and the Company pertaining to the subject matter of this Agreement and supersedes all such agreements, whether oral or in writing, previously discussed or entered into between the parties. For clarity, you understand and agree that this Agreement and the Plan supersede and replace any and all severance-related provisions and related defined terms contained in that certain Offer of Employment letter entered into between you and the Company dated April 28, 2013.

8. Covenants

(a) (a) As a condition of this Agreement and to your receipt of any post-employment benefits, you agree that you will fully and timely comply with all of the covenants set forth in this Section 8(a) (which shall survive your termination of employment and termination or expiration of this Agreement):

(i) You will fully comply with all obligations under the proprietary information and inventions agreement between you and the Company (as amended from time to time, the “Confidentiality Agreement”) and further agree that the provisions of the Confidentiality Agreement shall survive any termination or expiration of this Agreement or termination of your employment or any subsequent service relationship with the Company;

(ii) Within five (5) days of the Termination Date, you shall return to the Company all Company confidential information including, but not limited to, intellectual property, etc. and you shall not retain any copies, facsimiles or summaries of any Company proprietary information;

(iii) You will not at any time during or following your employment with the Company, make (or direct anyone to make) any disparaging statements (oral or written) about the Company, or any of its affiliated entities, officers, directors, employees, stockholders, representatives or agents, or any of the Company’s products, product candidates, services or work-in-progress, that are harmful to their businesses, business reputations or personal reputations;

(iv) You agree that, upon the Company’s request and without any payment therefore, you shall reasonably cooperate with the Company (and be available as necessary) after the Termination Date in connection with any matters involving events that occurred during your period of employment with the Company; and

(v) If you are a member of the Board or of the board of directors of any Subsidiary, and if requested by the Company, you will tender your written resignation from such position, effective as of your Termination Date.

(b) You also agree that you will fully and timely comply with all of the covenants set forth in this Section 8(b) (which shall survive your termination of employment and termination or expiration of this Agreement):

(i) You will fully pay off any outstanding amounts owed to the Company no later than their applicable due date or within thirty days of your Termination Date (if no other due date has been previously established);

(ii) Within five (5) days of the Termination Date, you shall return to the Company all Company property including, but not limited to, computers, cell phones, pagers, keys, business cards, etc.;

(iii) Within fifteen (15) days of the Termination Date, you will submit any outstanding expense reports to the Company on or prior to the Termination Date; and

(iv) As of the Termination Date, you will no longer represent that you are an officer, director or employee of the Company and you will immediately discontinue using your Company mailing address, telephone, facsimile machines, voice mail and e-mail.

(c) You acknowledge that (i) upon a violation of any of the covenants contained in Section 8 of this Agreement or (ii) if the Company is terminating your employment for Cause, the Company would as a result sustain irreparable harm, and, therefore, you agree that in addition to any other remedies which the Company may have, the Company shall be entitled to seek equitable relief including specific performance and injunctions restraining you from committing or continuing any such violation; and

9. Offset. Any severance or other payments or benefits made to you under this Agreement may be reduced, in the Company’s discretion, by any amounts you owe to the Company provided that any such offsets do not violate Code Section 409A. To the extent you receive severance or similar payments and/or benefits under any other Company plan, program, agreement, policy, practice, or the like, or under the WARN Act or similar state law, the payments and benefits due to you under this Agreement will be correspondingly reduced on a dollar-for-dollar basis (or vice-versa) in a manner that complies with Code Section 409A.

10. Notice. Any notice that the Company is required to or may desire to give you shall be given by personal delivery, recognized overnight courier service, email, telecopy or registered or certified mail, return receipt requested, addressed to you at your address of record with the Company, or at such other place as you may from time to time designate in writing. Any notice that you are required or may desire to give to the Company hereunder shall be given by personal delivery, recognized overnight courier service, email, telecopy or by registered or certified mail, return receipt requested, addressed to the Company’s Chief Executive Officer at its principal office, or at such other office as the Company may from time to time designate in writing. The date of actual delivery of any notice under this Section 10 shall be deemed to be the date of delivery thereof.

11. Waiver; Severability. No provision of this Agreement may be amended or waived unless such amendment or waiver is agreed to by you and the Company in writing. No waiver by you or the Company of the breach of any condition or provision of this Agreement will be deemed a waiver of a similar or dissimilar provision or condition at the same or any prior or subsequent time. Except as expressly provided herein to the contrary, failure or delay on the part of either party hereto to enforce any right, power, or privilege hereunder will not be deemed to constitute a waiver thereof. In the event any portion of this Agreement is determined to be invalid or unenforceable for any reason, the remaining portions shall be unaffected thereby and will remain in full force and effect to the fullest extent permitted by law. If the Plan is terminated as provided under Section III.E of the Plan, then this Agreement shall also terminate as of the termination date of the Plan if no Qualifying Termination (or Good Reason event from which a Qualifying Termination results) had yet occurred.

12. Voluntary Agreement. You acknowledge that you have been advised to review this Agreement with your own legal counsel and other advisors of your choosing and that prior to entering into this Agreement, you have had the opportunity to review this Agreement with your attorney and other advisors and have not asked (or relied upon) the Company or its counsel to represent you or your counsel in this matter. You further represent that you have carefully read and understand the scope and effect of the provisions of this Agreement and that you are fully aware of the legal and binding effect of this Agreement. This Agreement is executed voluntarily by you and without any duress or undue influence on the part or behalf of the Company.

By signing below, you expressly acknowledge that you (i) have received a copy of the Plan and its Summary Plan Description, (ii) understand the terms of the Plan and this Agreement, (iii) are voluntarily entering into this Agreement and (iv) are agreeing to be bound by the terms of the Plan and this Agreement.

Please acknowledge your acceptance and understanding of this Agreement by signing and returning it to the undersigned. A copy of this signed Agreement will be sent to you for your records.

ACKNOWLEDGED AND AGREED:

ADURO BIOTECH, INC.	GREG SCHAFER

/s/ Stephen T. Isaacs	/s/ Greg Schafer
BY: Stephen T. Isaacs, Chief Executive Officer

[Signature Page to Severance Agreement]

EXHIBIT A

SEPARATION AGREEMENT AND GENERAL RELEASE OF ALL CLAIMS

This Separation Agreement and General Release, dated [DATE] (the “Agreement”), is made pursuant to that certain Severance Agreement dated July 31, 2014 (the “Severance Agreement”) entered into by and between Greg Schafer (“Employee”) on the one hand, and Aduro BioTech, Inc. (the “Company”), on the other. This Agreement is entered into in consideration for and as condition precedent to the Company providing separation benefits to Employee pursuant to the Severance Agreement. It is understood and agreed that the Company is not otherwise obligated to provide such benefits under the terms of the Severance Agreement and that the Company is doing so as a direct result of Employee’s willingness to agree to the terms hereof. Collectively, Employee and the Company shall be referred to as the “Parties.”

1. Employee was formerly employed by the Company. Employee’s employment with the Company ended effective [DATE] (the “Termination Date”) as a result of a Qualifying Termination. [A Change in Control of the Company occurred on [DATE].]

2. The purpose of this Agreement is to resolve any and all disputes relating to Employee’s employment with the Company, and the termination thereof (the “Disputes”). The Parties desire to resolve the above-referenced Disputes, and all issues raised by the Disputes, without the further expenditure of time or the expense of contested litigation. Additionally, the Parties desire to resolve any known or unknown claims as more fully set forth below. For these reasons, they have entered into this Agreement.

3. Employee acknowledges and agrees that Employee has received all wages due to Employee through the Termination Date, including but not limited to all accrued but unused vacation, bonuses, commissions, options, benefits, and monies owed by the Company to Employee. Employee further agrees and acknowledges that Employee has been fully paid and reimbursed for any and all business expenses which Employee incurred during his/her employment with the Company.

4. The Company expressly denies any violation of any federal, state or local statute, ordinance, rule, regulation, policy, order or other law. The Company also expressly denies any liability to Employee. This Agreement is the compromise of disputed claims and nothing contained herein is to be construed as an admission of liability on the part of the Company hereby released, by whom liability is expressly denied. Accordingly, while this Agreement resolves all issues referenced herein, it does not constitute an adjudication or finding on the merits of the allegations in the Disputes and it is not, and shall not be construed as, an admission by the Company of any violation of federal, state or local statute, ordinance, rule, regulation, policy, order or other law, or of any liability alleged in the Disputes.

5. In consideration of and in return for the promises and covenants undertaken by the Company and Employee herein and the releases given by Employee herein, Employee shall receive the benefits provided by Sections 2(a) through 2(d) of the Severance Agreement. Any tax liabilities resulting from or arising out of the benefits to Employee referred to in this paragraph, shall be the sole and exclusive responsibility of Employee. Employee agrees to indemnify and hold the Company and the others released herein harmless from and for any tax liability (including, but not limited to, assessments, interest, and penalties) imposed on the Company by any taxing authority on account of the Company failing to withhold for tax purposes any amount from the benefits made as consideration of this Agreement.

Exhibit A-1

6. Except for any rights created by this Agreement, in consideration of and in return for the promises and covenants undertaken herein by the Company, and for other good and valuable consideration, receipt of which is hereby acknowledged:

a. Employee does hereby acknowledge full and complete satisfaction of and does hereby release, absolve and discharge the Company, and each of its parents, subsidiaries, divisions, related companies and business concerns, past and present, as well as each of its partners, trustees, directors, officers, agents, attorneys, servants and employees, past and present, and each of them (hereinafter collectively referred to as “Releasees”) from any and all claims, demands, liens, agreements, contracts, covenants, actions, suits, causes of action, grievances, wages, vacation payments, severance payments, obligations, commissions, overtime payments, debts, profit sharing claims, expenses, damages, judgments, orders and liabilities of whatever kind or nature in law, equity or otherwise, whether known or unknown to Employee which Employee now owns or holds or has at any time owned or held as against Releasees, or any of them, including specifically but not exclusively and without limiting the generality of the foregoing, any and all claims, demands, grievances, agreements, obligations and causes of action, known or unknown, suspected or unsuspected by Employee: (1) arising out of or in any way connected with the Disputes; or (2) arising out of Employee’s employment with the Company; or (3) arising out of or in any way connected with any claim, loss, damage or injury whatever, known or unknown, suspected or unsuspected, resulting from any act or omission by or on the part of the Releasees, or any of them, committed or omitted on or before the time Employee signs this Agreement. Additionally, Employee in any future claims may not use against Releasees as evidence any acts or omissions by or on the part of the Releasees, or any of them, committed or omitted on or before the time Employee signs this Agreement, and no such future claims may be based on any such acts or omissions. Also without limiting the generality of the foregoing, Employee specifically releases the Releasees from any claim for attorneys’ fees. EMPLOYEE ALSO SPECIFICALLY AGREES AND ACKNOWLEDGES EMPLOYEE IS WAIVING ANY RIGHT TO RECOVERY BASED ON STATE OR FEDERAL AGE, SEX, PREGNANCY, RACE, COLOR, NATIONAL ORIGIN, MARITAL STATUS, RELIGION, VETERAN STATUS, DISABILITY, SEXUAL ORIENTATION, MEDICAL CONDITION OR OTHER ANTI-DISCRIMINATION LAWS, INCLUDING, WITHOUT LIMITATION, TITLE VII OF THE CIVIL RIGHTS ACT OF 1964, THE AGE DISCRIMINATION IN EMPLOYMENT ACT, THE EQUAL PAY ACT, THE AMERICANS WITH DISABILITIES ACT, THE CALIFORNIA FAIR EMPLOYMENT AND HOUSING ACT, THE CALIFORNIA FAMILY RIGHTS ACT, CALIFORNIA LABOR CODE SECTION 970, THE FAMILY AND MEDICAL LEAVE ACT, THE EMPLOYEE RETIREMENT INCOME SECURITY ACT, THE WORKER ADJUSTMENT AND RETRAINING ACT, THE FAIR LABOR STANDARDS ACT, AND ANY OTHER SECTION OF THE CALIFORNIA LABOR OR GOVERNMENT CODE, ALL AS AMENDED, WHETHER SUCH CLAIM BE BASED UPON AN ACTION FILED BY EMPLOYEE OR BY A GOVERNMENTAL AGENCY. This release does not release claims that cannot be released as a matter of law.

7. Employee agrees and understands as follows: It is the intention of Employee in executing this instrument that it shall be effective as a bar to each and every claim, demand, grievance and cause of action hereinabove specified. In furtherance of this intention, Employee hereby expressly waives any and all rights and benefits conferred upon Employee by the provisions of Section 1542 of the California Civil Code and expressly consents that this Agreement shall be given full force and effect according to each and all of its express terms and provisions, including those relating to unknown and unsuspected claims, demands and causes of action, if any, as well as those relating to any other claims, demands and causes of action hereinabove specified. Section 1542 provides:

“A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the

Exhibit A-2

release, which if known by him or her must have materially affected his or her settlement with the debtor.”

Having been so apprised, Employee nevertheless hereby voluntarily elects to and does waive the rights described in Civil Code section 1542 and elects to assume all risks for claims that now exist in Employee’s favor, known or unknown, that are released under this Agreement.

8. Employee agrees: (l) the fact of and the terms and conditions of this Agreement; and (2) any and all actions by Releasees taken in accordance herewith, are confidential, and shall not be disclosed, discussed, publicized or revealed by the parties or their attorneys to any other person or entity, including but not limited to radio, television, press media, newspapers, magazines, professional journals and professional reports, excepting only the Parties’ accountants, lawyers, immediate family members (mother, father, brother, sister, child, spouse), the persons necessary to carry out the terms of this Agreement or as required by law. Should Employee be asked about the Disputes or this Agreement, Employee shall limit Employee’s response, if any, by stating that the matters have been amicably resolved.

9. In the event a government agency files or pursues a charge or complaint relating to Employee’s employment with the Company and/or the Disputes, Employee agrees not to accept any monetary or other benefits arising out of the charge or complaint.

10. Employee agrees not to make any derogatory, disparaging or negative comments about the Company, its products, officers, directors, or employees.

11. If any provision of this Agreement or application thereof is held invalid, the invalidity shall not affect other provisions or applications of the Agreement which can be given effect without the invalid provision or application. To this end, the provisions of this Agreement are severable.

12. Employee agrees and understands that this Agreement may be treated as a complete defense to any legal, equitable, or administrative action that may be brought, instituted, or taken by Employee, or on Employee’s behalf, against the Company or the Releasees, and shall forever be a complete bar to the commencement or prosecution of any claim, demand, lawsuit, charge, or other legal proceeding of any kind against the Company and the Releasees.

13. This Agreement and all covenants and releases set forth herein shall be binding upon and shall inure to the benefit of the respective Parties hereto, their legal successors, heirs, assigns, partners, representatives, parent companies, subsidiary companies, agents, attorneys, officers, employees, directors and shareholders.

14. The Parties hereto acknowledge each has read this Agreement, that each fully understands its rights, privileges and duties under the Agreement, that each has had an opportunity to consult with an attorney of its choice and that each enters this Agreement freely and voluntarily.

15. This Agreement may not be released, discharged, abandoned, changed or modified in any manner, except by an instrument in writing signed by Employee and an officer of the Company. The failure of any Party to enforce at any time any of the provisions of this Agreement shall in no way be construed as a waiver of any such provision, nor in any way to affect the validity of this Agreement or any part thereof or the right of any Party thereafter to enforce each and every such provision. No waiver of any breach of this Agreement shall be held to be a waiver of any other or subsequent breach.

Exhibit A-3

16. This Agreement and the provisions contained herein shall not be construed or interpreted for or against any party hereto because that party drafted or caused that party’s legal representative to draft any of its provisions.

17. In the event of litigation arising out of or relating to this Agreement, the prevailing party shall be entitled to recover reasonable attorneys’ fees and costs.

18. Employee acknowledges Employee may hereafter discover facts different from, or in addition to, those Employee now knows or believes to be true with respect to the claims, demands, liens, agreements, contracts, covenants, actions, suits, causes of action, wages, obligations, debts, expenses, damages, judgments, orders and liabilities herein released, and agrees the release herein shall be and remain in effect in all respects as a complete and general release as to all matters released herein, notwithstanding any such different or additional facts.

19. The undersigned each acknowledge and represent that no promise or representation not contained in this Agreement has been made to them and acknowledge and represent that this Agreement and the Severance Agreement contains the entire understanding between the Parties and contains all terms and conditions pertaining to the compromise and settlement of the subjects referenced herein. The undersigned further acknowledge that the terms of this Agreement are contractual and not a mere recital.

20. Employee expressly acknowledges, understands and agrees that this Agreement includes a waiver and release of all claims which Employee has or may have under the Age Discrimination in Employment Act of 1967, as amended, 29 U.S.C. §621, et seq. (“ADEA”). The terms and conditions of Paragraphs 20 through 22 apply to and are part of the waiver and release of ADEA claims under this Agreement. Company hereby advises Employee in writing to discuss this Agreement with an attorney before signing it. Employee acknowledges the Company has provided Employee at least forty-five days within which to review and consider this Agreement before signing it. If Employee elects not to use all forty-five days, then Employee knowingly and voluntarily waives any claim that Employee was not in fact given that period of time or did not use the entire forty-five days to consult an attorney and/or consider this Agreement.

21. Within three calendar days of signing and dating this Agreement, Employee shall deliver the signed original of this Agreement to [                            ] of the Company. However, the Parties acknowledge and agree that Employee may revoke this Agreement for up to seven calendar days following Employee’s execution of this Agreement and that it shall not become effective or enforceable until the revocation period has expired without revocation. The Parties further acknowledge and agree that such revocation must be in writing addressed to and received by [                            ]of the Company not later than midnight on the seventh day following execution of this Agreement by Employee. If Employee revokes this Agreement under this Paragraph, this Agreement shall not be effective or enforceable and Employee will not receive the benefits described above, including those described in Paragraph 5.

22. If Employee does not revoke this Agreement in the timeframe specified in Paragraph 21 above, the Agreement shall be effective at 12:00:01 a.m. on the eighth day after it is signed by Employee (the “Effective Date”).

23. This Agreement is intended to be exempt from or comply with the requirements of section 409A of the Internal Revenue Code of 1986 as amended (“Section 409A”) and will be interpreted accordingly. While it is intended that all payments and benefits provided under this Agreement to Employee or on behalf of Employee will be exempt from or comply with Section 409A, the

Exhibit A-4

Company makes no representation or covenant to ensure that such payments and benefits are exempt from or compliant with Section 409A. The Company will have no liability to Employee or any other party if a payment or benefit under this Agreement is challenged by any taxing authority or is ultimately determined not to be exempt from or compliant with Section 409A.

24. This Agreement may be executed in any number of counterparts, each of which so executed shall be deemed to be an original and such counterparts shall together constitute one and the same Agreement.

25. This Agreement shall be construed in accordance with, and be deemed governed by, the Employee Retirement Income Security Act of 1974, as amended, and, to the extent applicable, the laws of the State of Delaware, without reference to the conflict of law provisions thereof.

Exhibit A-5

I have read the foregoing Separation Agreement and General Release of All Claims, consisting of [    ] pages, and I accept and agree to the provisions contained therein and hereby execute it voluntarily and with full understanding of its consequences.

PLEASE READ CAREFULLY. THIS AGREEMENT CONTAINS A GENERAL RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS.

Dated:
Greg Schafer

Aduro BioTech, Inc.

Dated:
Name:
Title:

[Signature Page to Separation Agreement and General Release of All Claims]